Exhibit 99.1

FIRST AMERICAN FINANCIAL REPORTS RESULTS

FOR THE FOURTH QUARTER AND FULL YEAR OF 2016

—Reports Earnings of 73 Cents per Diluted Share for the Fourth Quarter—

—Includes 39 Cents per Share Expense for Pension Termination and

20 Cents per Share Benefit for Tax Items—

SANTA ANA, Calif., Feb. 9, 2017 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, today announced financial results for the fourth quarter and year ended Dec. 31, 2016.

Current Quarter Highlights

•	Total revenue of $1.5 billion, up 11 percent compared with last year

•	Closed title orders up 24 percent, driven by a 56 percent increase in refinance orders

•	Average revenue per order down 12 percent, driven by higher refinance transactions

•	Title Insurance segment pretax margin of 10.8 percent

•	Commercial revenues of $185.5 million, down 10 percent compared with last year

•	Specialty Insurance segment pretax margin of 18.0 percent

•	Phase one of pension plan termination completed

•	Annualized savings of $22 million expected after final termination in first half of 2017

•	Cash flow from operations of $237.2 million, up 19 percent compared with last year

•	Debt-to-capital ratio of 19.6 percent as of Dec. 31, 2016

Full Year 2016 Highlights

•	Total revenue of $5.6 billion, up 8 percent compared with last year

•	Title Insurance segment pretax margin of 11.7 percent, highest in the company’s history

•	Paid title claims of $210 million, down $45 million from last year

•	Strategic acquisitions totaling $115 million completed

•	Common stock dividend raised 31 percent to an annual rate of $1.36

•	Return on equity of 11.9 percent

Selected Financial Information

($ in millions, except per share data)

	For the Three Months Ended December 31		For the Full Year Ended December 31
	2016	2015	2016	2015
Total revenue	$1,504.3	$1,356.7	$5,575.8	$5,175.5
Income before taxes	81.5	116.8	477.6	432.8

Net income	$81.0	$81.6	$343.0	$288.1
Net income per diluted share	0.73	0.74	3.09	2.62

Total revenue for the fourth quarter of 2016 was $1.5 billion, an increase of 11 percent relative to the fourth quarter of 2015. Net income in the current quarter was $81.0 million, or 73 cents per diluted share, compared with net income of $81.6 million, or 74 cents per diluted share, in the fourth quarter of 2015. The current quarter results include $66.3 million in expense for the first phase of the company’s

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First American Financial Reports Fourth Quarter and Full Year 2016 Results

pension plan termination, or 39 cents per diluted share. In addition, this quarter’s effective tax rate of 0.6 percent includes a benefit of $22 million, or 20 cents per diluted share, largely due to the release of reserves for uncertain tax positions from 2005 to 2009.

Total revenue for the full year of 2016 was $5.6 billion, an increase of 8 percent relative to the prior year. Net income was $343.0 million, or $3.09 per diluted share, compared with $288.1 million, or $2.62 per diluted share, in 2015.

“The company had strong results in 2016, achieving earnings per share of $3.09 and a return on equity of nearly 12 percent,” said Dennis J. Gilmore, chief executive officer at First American Financial Corporation. “Our refinance and purchase business drove revenue growth of 8 percent. We continued to manage the company at a high level of efficiency and, as a result, posted a pretax margin of 11.7 percent in our title segment, the highest in the company’s history.

“We closed on a number of strategic acquisitions in 2016 that strengthen our core title and settlement business and enhance the solutions we offer our customers. In addition, we raised our quarterly dividend by 31 percent in August, demonstrating our ongoing commitment to return capital to shareholders.

“Looking ahead, we believe the company will continue to benefit from the ongoing improvement in housing and the general economy, and we remain optimistic about our performance in 2017. We will continue to maintain our focus on operating efficiently and deploying our capital strategically in ways that create shareholder value.”

Title Insurance and Services

($ in millions, except average revenue per order)

	For the Three Months Ended December 31
	2016	2015
Total revenues	$1,384.0	$1,253.1

Income before taxes	$150.1	$128.7
Pretax margin	10.8%	10.3%

Direct open orders	265,800	278,700
Direct closed orders	252,700	204,300

U.S. Commercial
Total revenues	$185.5	$206.1
Open orders	30,000	31,900
Closed orders	21,100	21,500
Average revenue per order	$8,800	$9,600

Total revenues for the Title Insurance and Services segment were $1.4 billion in the fourth quarter of 2016, an increase of 10 percent from the same quarter of 2015. Direct premiums and escrow fees were up 8 percent compared with last year, driven by a 24 percent increase in the number of direct title orders closed in the quarter, partially offset by a 12 percent decrease in average revenue per order. The average revenue per direct title order declined to $1,958, primarily due to a shift in the mix toward lower-premium refinance transactions. Agent premiums were up 9 percent in the current quarter, reflecting the normal reporting lag of approximately one quarter.

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First American Financial Reports Fourth Quarter and Full Year 2016 Results

Information and other revenues were $188.9 million this quarter, up 17 percent compared with the same quarter of last year. This increase was driven by the recent acquisitions of Forsythe Appraisals, RedVision and TD Service Financial.

Investment income in the current quarter was $29.4 million, up $5.0 million, due to higher interest income from the investment portfolio as a result of higher average invested balances in the debt securities portfolio. In addition, the fourth quarter of last year included a $2.0 million impairment of an investment. Net realized investment losses, including other-than-temporary impairments, were $0.3 million in the current quarter, compared with net realized losses of $5.9 million last year.

Personnel costs were $424.0 million in the fourth quarter, up $42.5 million, or 11 percent, compared with the fourth quarter of 2015. This increase was primarily due to the impact of recent acquisitions and higher incentive-based compensation, salary expense and other employee benefit costs, as compared with last year.

Other operating expenses were $205.2 million in the fourth quarter, up $25.6 million, or 14 percent, compared with the fourth quarter of 2015. This increase was primarily due to the impact of recent acquisitions and higher production-related costs.

The provision for policy losses and other claims was $63.7 million in the fourth quarter, or 5.5 percent of title premiums and escrow fees, compared with a loss provision rate of 6.5 percent in the same quarter of the prior year.

Pretax income for the Title Insurance and Services segment was $150.1 million in the fourth quarter, compared with $128.7 million in the fourth quarter of 2015. Pretax margin was 10.8 percent in the current quarter, compared with 10.3 percent last year.

Specialty Insurance

($ in millions)

	For the Three Months Ended December 31
	2016	2015
Total revenues	$118.6	$100.4

Income before taxes	$21.3	$10.1
Pretax margin	18.0%	10.0%

Total revenues for the Specialty Insurance segment were $118.6 million in the fourth quarter of 2016, up $18.2 million, or 18 percent, compared with the fourth quarter of 2015. Of this revenue increase, $7.5 million was due to a reclassification of certain fee income from a reduction in expense to revenue in the home warranty business.

The loss ratio for the Specialty Insurance segment declined to 54.6 percent in the current quarter from 59.1 percent in the prior year, driven by fewer weather-related event losses in the property and casualty business. In addition, the loss ratio for the home warranty business stabilized compared

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First American Financial Reports Fourth Quarter and Full Year 2016 Results

with last year. As a result, the pretax margin improved to 18.0 percent, compared with 10.0 percent in the fourth quarter of 2015. The current quarter’s pretax margin includes a $3.5 million benefit from higher deferred acquisition costs related to the reclassification of certain fee income in the home warranty business.

Pension Termination Update

The termination of the company’s pension plan is proceeding on schedule, with expected completion in the first half of 2017. Settlement of lump sum elections were completed in the fourth quarter of 2016 and the company expects to transfer the remaining liabilities to one or more insurance companies through the purchase of group annuity contracts in the first half of 2017. In the fourth quarter of 2016, the company recorded a $66.3 million expense related to the settlement of these lump sum elections, which reduced earnings per share by $0.39. As of December 31, 2016, net unrealized losses of $154 million related to the pension plan were reflected on the balance sheet within stockholders’ equity. These net unrealized losses, while subject to change, are expected to be recognized in the company’s consolidated statement of income during the first half of 2017, upon transfer of the remaining pension liabilities. Because these net unrealized losses are already reflected on the balance sheet, they will not impact stockholders’ equity when realized. The total impact from the recognition of unrealized losses related to the pension termination on the company’s earnings is consistent with the estimates provided last May, although a greater percentage of the losses will occur in 2017.

Last May, the company estimated that terminating the pension would require approximately $100 million in cash contributions in addition to scheduled payments. The company funded $85 million in 2016 and currently expects another $23 million to be paid in the first half of 2017.

Teleconference/Webcast

First American’s fourth quarter and full year 2016 results will be discussed in more detail on Thursday, Feb. 9, 2017, at 11 a.m. EST, via teleconference. The toll-free dial-in number is 877-407-8293. Callers from outside the United States may dial 201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through Feb. 23, 2017, by dialing 201-612-7415 and using the conference ID 13652922. An audio archive of the call will also be available on First American’s investor website.

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First American Financial Reports Fourth Quarter and Full Year 2016 Results

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and investment advisory services. With revenues of $5.6 billion in 2016, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2016, First American was recognized by Fortune® magazine as one of the 100 best companies to work for in America. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 10 to 12 days after the end of each month.

Forward-Looking Statements

Certain statements made in this press release and the related management commentary contain, and responses to investor questions may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could.” These forward-looking statements include, without limitation, statements regarding future operations, performance, financial condition, prospects, plans and strategies. These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; the Consumer Financial Protection Bureau’s exercise of its broad rulemaking and supervisory powers; regulation of title insurance rates; reform of government-sponsored mortgage enterprises; limitations on access to public records and other data; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk mitigation efforts; systems damage, failures, interruptions and intrusions or unauthorized data disclosures; errors and fraud involving the transfer of funds; inability to realize the benefits of the company’s offshore operations; inability of the company’s subsidiaries to pay dividends or repay funds; inability to realize the benefits of, and challenges arising from, the company’s acquisition strategy; and other factors described in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2016, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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First American Financial Reports Fourth Quarter and Full Year 2016 Results

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including personnel and other operating expense ratios and success ratios. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact:	Investor Contact:
Marcus Ginnaty	Craig Barberio
Corporate Communications	Investor Relations
First American Financial Corporation	First American Financial Corporation
714-250-3298	714-250-5214

(Additional Financial Data Follows)

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First American Financial Reports Fourth Quarter and Full Year 2016 Results

First American Financial Corporation Summary of Consolidated Financial Results and Selected Information (in thousands, except per share amounts and title orders) (unaudited)
	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2016	2015	2016	2015
Total revenues	$1,504,257	$1,356,668	$5,575,846	$5,175,456

Income before income taxes	$81,451	$116,799	$477,581	$432,765
Income tax expense	490	35,064	134,105	143,895

Net income	80,961	81,735	343,476	288,870
Less: Net (loss) income attributable to noncontrolling interests	(62)	169	483	784

Net income attributable to the Company	$81,023	$81,566	$342,993	$288,086

Net income per share attributable to stockholders:
Basic	$0.73	$0.75	$3.10	$2.65
Diluted	$0.73	$0.74	$3.09	$2.62

Cash dividends declared per share	$0.34	$0.25	$1.20	$1.00

Weighted average common shares outstanding:
Basic	110,740	108,859	110,548	108,427
Diluted	111,464	110,252	111,156	109,826

Selected Title Information

Title orders opened (1)	265,800	278,700	1,281,400	1,261,700

Title orders closed (1)	252,700	204,300	958,400	882,400

Paid title claims	$51,149	$49,115	$210,241	$254,777

(1)	U.S. direct title insurance orders only.

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First American Financial Reports Fourth Quarter and Full Year 2016 Results

First American Financial Corporation
Selected Balance Sheet Information
(in thousands)
(unaudited)
	December 31, 2016	December 31, 2015
Cash and cash equivalents	$1,006,138	$1,027,321
Investment portfolio	5,140,699	4,790,269
Goodwill and other intangible assets, net	1,096,315	1,012,456
Total assets	8,831,777	8,236,715
Reserve for claim losses	1,025,863	983,880
Notes and contracts payable	736,693	581,052
Total stockholders’ equity	$3,008,179	$2,749,960

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First American Financial Reports Fourth Quarter and Full Year 2016 Results

First American Financial Corporation
Segment Information
(in thousands, unaudited)

For the Three Months Ended		Title	Specialty	Corporate
December 31, 2016	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$640,424	$533,347	$107,077	$—
Agent premiums	632,640	632,640	—	—
Information and other	197,415	188,938	8,483	(6)
Net investment income	33,417	29,368	2,391	1,658
Net realized investment gains (losses) (1)	361	(287)	648	—

	1,504,257	1,384,006	118,599	1,652

Expenses
Personnel costs	517,504	424,019	16,584	76,901
Premiums retained by agents	497,733	497,733	—	—
Other operating expenses	230,846	205,247	19,047	6,552
Provision for policy losses and other claims	122,128	63,667	58,461	—
Depreciation and amortization	28,142	26,560	1,485	97
Premium taxes	17,666	15,976	1,690	—
Interest	8,787	749	—	8,038

	1,422,806	1,233,951	97,267	91,588

Income (loss) before income taxes	$81,451	$150,055	$21,332	$(89,936)

For the Three Months Ended		Title	Specialty	Corporate
December 31, 2015	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$593,579	$495,843	$97,736	$—
Agent premiums	577,758	577,758	—	—
Information and other	161,804	161,052	758	(6)
Net investment income	29,859	24,368	2,298	3,193
Net realized investment (losses) (1)	(6,332)	(5,897)	(435)	—

	1,356,668	1,253,124	100,357	3,187

Expenses
Personnel costs	409,617	381,482	16,212	11,923
Premiums retained by agents	456,173	456,173	—	—
Other operating expenses	199,671	179,674	13,478	6,519
Provision for policy losses and other claims	127,542	69,827	57,715	—
Depreciation and amortization	22,207	20,916	1,196	95
Premium taxes	17,349	15,664	1,685	—
Interest	7,310	656	—	6,654

	1,239,869	1,124,392	90,286	25,191

Income (loss) before income taxes	$116,799	$128,732	$10,071	$(22,004)

(1)	Includes impairment losses recorded in earnings, except for impairments on investments accounted for under the equity method, which are recorded in net investment income.

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First American Financial Reports Fourth Quarter and Full Year 2016 Results

First American Financial Corporation
Segment Information
(in thousands, unaudited)
For the Twelve Months Ended		Title	Specialty	Corporate
December 31, 2016	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$2,416,039	$2,004,686	$411,353	$—
Agent premiums	2,286,630	2,286,630	—	—
Information and other	723,990	713,137	10,877	(24)
Net investment income	126,134	110,757	9,476	5,901
Net realized investment gains (1)	23,053	18,915	4,138	—

	5,575,846	5,134,125	435,844	5,877

Expenses
Personnel costs	1,756,633	1,578,244	67,733	110,656
Premiums retained by agents	1,801,571	1,801,571	—	—
Other operating expenses	853,841	764,388	62,610	26,843
Provision for policy losses and other claims	488,601	235,661	252,940	—
Depreciation and amortization	99,047	93,069	5,593	385
Premium taxes	66,358	59,464	6,894	—
Interest	32,214	2,856	—	29,358

	5,098,265	4,535,253	395,770	167,242

Income (loss) before income taxes	$477,581	$598,872	$40,074	$(161,365)

For the Twelve Months Ended		Title	Specialty	Corporate
December 31, 2015	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$2,310,047	$1,929,783	$380,264	$—
Agent premiums	2,098,265	2,098,265	—	—
Information and other	673,138	669,984	3,180	(26)
Net investment income	100,553	97,520	8,850	(5,817)
Net realized investment (losses) gains (1)	(6,547)	(7,442)	1,463	(568)

	5,175,456	4,788,110	393,757	(6,411)

Expenses
Personnel costs	1,594,935	1,491,892	65,742	37,301
Premiums retained by agents	1,656,722	1,656,722	—	—
Other operating expenses	820,969	745,278	49,741	25,950
Provision for policy losses and other claims	491,092	263,881	227,211	—
Depreciation and amortization	85,596	80,359	4,775	462
Premium taxes	64,269	57,500	6,769	—
Interest	29,108	2,524	—	26,584

	4,742,691	4,298,156	354,238	90,297

Income (loss) before income taxes	$432,765	$489,954	$39,519	$(96,708)

(1)	Includes impairment losses recorded in earnings, except for impairments on investments accounted for under the equity method, which are recorded in net investment income.

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First American Financial Reports Fourth Quarter and Full Year 2016 Results

First American Financial Corporation

Expense and Success Ratio Reconciliation

Title Insurance and Services Segment

($ in thousands, unaudited)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2016	2015	2016	2015
Total revenues	$1,384,006	$1,253,124	$5,134,125	$4,788,110
Less: Net realized investment (losses) gains	(287)	(5,897)	18,915	(7,442)
Net investment income	29,368	24,368	110,757	97,520
Premiums retained by agents	497,733	456,173	1,801,571	1,656,722

Net operating revenues	$857,192	$778,480	$3,202,882	$3,041,310

Personnel and other operating expenses	$629,266	$561,156	$2,342,632	$2,237,170
Ratio (% net operating revenues)	73.4%	72.1%	73.1%	73.6%
Ratio (% total revenues)	45.5%	44.8%	45.6%	46.7%

Change in net operating revenues	$78,712		$161,572
Change in personnel and other operating expenses	68,110		105,462
Success Ratio (1)	87%		65%

(1)	Change in personnel and other operating expenses divided by change in net operating revenues.

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First American Financial Reports Fourth Quarter and Full Year 2016 Results

First American Financial Corporation
Supplemental Direct Title Insurance Order Information (1)
(unaudited)

	Q416	Q316	Q216	Q116	Q415
Open Orders per Day
Purchase	1,623	2,110	2,272	1,966	1,649
Refinance	1,777	2,574	2,128	1,971	1,616
Refinance as % of residential orders	52%	55%	48%	50%	49%

Commercial	484	492	501	512	507
Default and other	403	525	533	435	653

Total open orders per day	4,287	5,702	5,434	4,885	4,424

Closed Orders per Day
Purchase	1,504	1,645	1,667	1,248	1,443
Refinance	1,758	1,714	1,428	1,206	1,112
Refinance as % of residential orders	54%	51%	46%	49%	44%

Commercial	340	318	310	305	341
Default and other	475	518	410	356	347

Total closed orders per day	4,076	4,194	3,816	3,115	3,243

Average Revenue per Order (ARPO)
Purchase	$2,206	$2,193	$2,138	$2,046	$2,053
Refinance	899	880	879	877	867
Commercial	8,808	8,162	8,379	7,567	9,591
Default and other	199	170	257	378	152

Total ARPO	$1,958	$1,859	$1,972	$1,943	$2,236

Business Days	62	64	64	62	63

(1) U.S. operations only.

Totals may not add due to rounding.

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